EXHIBIT 4.1

                             SUPPLEMENTAL INDENTURE

     SUPPLEMENTAL INDENTURE, dated as of the 10th day of October, 1997, to the Indenture (the "Indenture") dated as of November 1, 1995, by and between Porta Systems Corp., a Delaware corporation (the "Company"), as issuer, and American Stock Transfer & Trust Company (the "Trustee"), as trustee.

                              W I T N E S S E T H:

     WHEREAS, the Company and the Trustee entered into the Indenture dated as of November 1, 1995 in connection with the issuance of the Company's Zero Coupon Senior Subordinated Convertible Notes due January 2, 1998 (the "Notes"); and

     WHEREAS, pursuant to the Indenture, the Company has issued and outstanding Notes in the principal amount of $26,156,365.00, and additional Notes in the maximum principal amount of $1,473,062.00 may be issued in exchange for the Company's 6% Convertible Subordinated Debentures Due July 1, 2002; and

     WHEREAS, the Company desires to modify the Conversion Price of the Notes as hereinafter provided; and

     WHEREAS, the modification of the Conversion Price pursuant to this Supplemental Indenture is permitted by the Indenture;

     WHEREFORE, the Indenture is hereby modified as follows:

     1. All terms defined in the Indenture and used in this Supplemental Indenture shall have the same meanings in this Supplemental Indenture as in the Indenture.

     2. Shares of Common Stock issued upon conversion of the Notes pursuant to the terms of this Supplemental Indenture are referred to as the "Conversion Shares." The person who either (i) owns the Notes or (ii) is the beneficial owner of Notes held in the name of a nominee or (iii) is a Permitted Transferee, as hereinafter defined, is referred to as a "Converting Noteholder."

     3. If any Note is tendered for conversion on or subsequent to the date of this Supplemental Indenture, subject to the provisions of Paragraph 6 of this Supplemental Indenture, the following terms shall apply with respect to each such conversion.

          (a) The Conversion Price shall be reduced to three and 65/100 dollars ($3.65).

          (b) No fractional shares of Common Stock shall be issued. Cash shall be paid in lieu of fractional shares as provided in Section 15.03 of the Indenture.

          (c) All certificates for Conversion Shares issued to the Converting Noteholders (other than Converting Noteholders of record who do not identify the beneficial owner of the Conversion Shares within thirty (30) days after the Notes are presented for conversion) pursuant to this Supplemental Indenture shall bear the following legend:

     "THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE WERE ISSUED UPON CONVERSION OF THE ISSUER'S ZERO COUPON SENIOR SUBORDINATED CONVERTIBLE NOTES DUE JANUARY 2, 1998. UNDER CERTAIN CONDITIONS, ADDITIONAL SHARES OF COMMON STOCK MAY BE ISSUED TO THE BENEFICIAL OWNER OF THESE SHARES (BUT NOT TO ANY TRANSFEREE OTHER THAN A PERMITTED TRANSFEREE) AS SET FORTH IN THE SUPPLEMENTAL INDENTURE DATED AS OF OCTOBER 10, 1997, BETWEEN THE ISSUER AND AMERICAN STOCK TRANSFER & TRUST COMPANY, AS TRUSTEE."

          (d) In the event of any transfer of a Converting Noteholder's Conversion Shares, other than to a Permitted Transferee, the legend set forth in Paragraph 3(c) of this Supplemental Indenture shall not be placed on the certificates issued to the transferee, and no Contingent Shares, as hereinafter defined, shall be issued with respect to such Conversion Shares.

          (e) A Permitted Transferee shall mean a transferee which is either (i) the estate of the Converting Noteholder or (ii) a transferee of Conversion Shares pursuant to a transfer which reflects a transfer of record ownership only and does not reflect any change in the identity of the beneficial owner of the Conversion Shares.

     4. Subject to Paragraph 5 of this Supplemental Indenture, additional shares (the "Contingent Shares") of Common Stock shall be issued to the Converting Noteholder with respect to the Converting Noteholder's Retained Shares, as hereinafter defined, in the event that the Anniversary Price, hereinafter defined, is less than $3.65, on the terms and conditions hereinafter set forth in this Paragraph 4.

          (a) The Anniversary Price shall mean the average closing price per share of Common Stock on the principal stock exchange or market on which the Common Stock is traded for the sixty (60) trading days immediately preceding the date which is one year from the Effective Date, as hereinafter defined; provided, however, that if, on any date, there is no trading in the Common Stock, the average of the closing bid and asked prices shall be used.

          (b) (i) The Effective Date shall mean the date that the Required Percentage of Notes have been tendered for conversion. The Required Percentage shall mean the percentage of the outstanding principal amount of Notes (based on the principal amount of Notes outstanding on the date of this Supplemental Indenture) which must be tendered for conversion in order for this Supplemental Indenture to become effective. The Required Percentage shall be 95%; provided, however, that the Company may, in its sole discretion, on notice to the Trustee, reduce the Required Percentage to a percentage which is not less than 85%.

               (ii) Notwithstanding the provisions of Paragraph 4(b)(i) of this Supplemental Indenture, the Required Percentage shall be deemed to have been attained if at least 70%, but less than 85%, of the outstanding principal amount of Notes shall have been tendered for conversion and the Company shall have delivered to the Trustee an Officers' Certificate stating that the Company has the ability to pay, and agrees to pay, the principal amount of all Notes which have not been tendered for conversion, either through available cash, then existing and in-place lines of credit or irrevocable written commitments from financially responsible parties with a demonstrated capability to fund such irrevocable written commitments. If subsequent to the delivery of the Officers' Certificate referred to in this Paragraph 4(b)(ii), the Required Percentage is attained pursuant to Paragraph 4(b)(i) of this Supplemental Indenture, this Paragraph 4(b)(ii) shall no longer apply.

          (c) Retained Shares shall mean Conversion Shares that (i) were issued to the Converting Noteholder upon conversion of the Notes pursuant to this Supplemental Indenture, (ii) were not transferred subsequent to the initial issuance other than to a Permitted Transferee, and (iii) were held by either a Converting Noteholder or a Permitted Transferee continuously from the date of conversion to the Anniversary Date. No Contingent Shares will be issued in respect of any Conversion Shares which were sold or otherwise transferred prior to the Anniversary Date other than to a Permitted Transferee. The Company may request documentary evidence with respect to any transfer which purports to be a transfer to a Permitted Transferee.

          (d) In the event that the any Converting Noteholder engages in any short sales of Common Stock (including short sales against the box), the number of Retained Shares shall be reduced by the number of shares of Common Stock subject to such short sales or sales against the box.

          (e)(i) The number of Contingent Shares issuable with respect to the Retained Shares of any Converting Noteholder shall be determined by the following formula:

     Contingent Shares = (Retained Shares / N) x B x (1 - (P - $2.65))

     In the foregoing formula:

N shall be the number of shares determined by dividing the principal amount of Notes outstanding on the Effective Date prior to any conversion of any Notes pursuant to this Supplemental Indenture by $3.65.

B shall be the number of shares of Common Stock determined by subtracting N from 8,000,000.

P shall be the greater of the Anniversary Price or $2.65. If the Anniversary Price is equal to or greater than $3.65, no Contingent Shares shall be issued.

               (ii) In case the Company shall after the date of conversion (A) pay a dividend or make a distribution on its shares of Common Stock in shares of Common Stock, (B) subdivide, split or reclassify its outstanding Common Stock into a greater number of shares, (C) effect a reverse split or otherwise combine or reclassify its outstanding Common Stock into a smaller number of shares, or
(D) issue any shares by reclassification of its shares of Common Stock, the amount of Contingent Shares which may be issued and the related dollar amounts contained in this paragraph (e) will be adjusted accordingly.

          (f) Prior to the issuance of any Contingent Shares to any Converting Noteholder, the Trustee and the Company shall have received from the beneficial owner a statement to the effect that, except as expressly set forth on such statement, (i) the Conversion Shares beneficially owned by the Converting Noteholder have been beneficially owned by the Converting Noteholder (including any Permitted Transferees) for an uninterrupted period of time commencing on the date of the conversion of the Notes until the Anniversary Date, (ii) the Converting Noteholder has not engaged in any short sales of Common Stock (including short sales against the box), and (iii) the Converting Noteholder has not assigned or transferred any beneficial interest in any of the Conversion Shares.

     5. No Contingent Shares shall be issued in the event that, for any period of twenty (20) consecutive trading days during the period commencing on the Effective Date and ending on the day prior to one year from the Effective Date, the average closing price of the Common Stock on the principal stock exchange or market on which the Common Stock is traded is at least $3.65. In making the foregoing computation, if, on any date, there is no trading in the Common Stock, the average of the closing bid and asked prices shall be used for such date.

     6. In the event that the Required Percentage of Notes shall not be tendered for conversion by November 7, 1997, this Supplemental Indenture shall terminate and have no force or effect, and the Indenture shall continue in full force and effect as if it had not been amended by this Supplemental Indenture. Notwithstanding the foregoing, the Company shall have the right, in its sole discretion to postpone the date by which the Required Percentaged of Notes must be converted on one or more occasions from November 7, 1997 to a date not later than December 1, 1997, which date may be extended with the consent of the holders of a majority of the principal amount of Notes which had been tendered for conversion.

     7. Each Note shall, without any action on the part of the holder, be entitled the benefits of this Supplemental Indenture.

     8. Except as amended by this Supplemental Indenture, the Indenture shall continue in full force and effect.


     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

                                       PORTA SYSTEMS CORP.

                                       By:_____________________________________
                                          William V. Carney, Chairman and
                                            Chief Executive Officer

                                       AMERICAN STOCK TRANSFER &
                                       TRUST COMPANY

                                       By:_____________________________________
                                                           , Authorized Officer